EXHIBIT 4.23

WITHOUT PREJUDICE

STRICTLY PRIVATE AND CONFIDENTIAL
World Gaming Plc                                               David Craven
47 Castle Street                                               3 Hatch End
Reading                                                        Windmill Fields
RG1 7SR                                                        Windlesham
England                                                        Surrey,  GU20 6QB
                                                               England


                  2003

Dear Sirs,

COMPROMISE AGREEMENT

1. I refer to my employment with you, World Gaming Plc ("the Company"), which terminated on 13th January 2003 ("the Termination Date").

2. I agree to accept from you a Settlement Payment in the sum of (pound)25,000 without deduction of tax or National Insurance ("the Settlement Payment") which shall be paid in five equal monthly installments over a five month period commencing on the tenth (10th) day after you receive a copy of this Agreement signed by me.

3.       The Settlement Payment shall be accepted by me:

3.1 in full and final settlement and release of all and any claims which I may have against the Company or any Associated Company or its or their directors, officers, agents or employees or any directors, officers, agents or employees of any Associated Company arising out of my employment or its termination, whether contractual or statutory, (including any contractual or other claims arising from an Employment Agreement between me and the Company dated 20th November 2002 ("the Employment Agreement")) or any other claim whatsoever I have or may have against the Company or any Associated Company now or in the future whether known or unknown in relation to any breach of duty owed to me at common law or under statute whether under the laws of England and Wales, those of the European Union, Antigua, Canada or any other law or in respect of any bonus or share scheme other than:

         (a)      those complaints set out in paragraphs 3.2 or 4 below or
                  Schedule 1;

         (b) any claim for personal injury of which I do not have knowledge at the date hereof. I confirm that I am currently unaware of any such claim;

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         (c)      any entitlement to pension contributions and share options (as more particularly referred to in clause 13 of this Agreement) otherwise due to me under the terms of the Employment Agreement. It is acknowledged that no part of this Agreement shall constitute a waiver of the pensions contributions due to me from the Company under the terms of the Employment Agreement.

3.2 in full and final settlement of and on the basis that I shall refrain from instituting (and shall immediately discontinue / withdraw the proceedings already commenced) the proceedings which I may be entitled to bring against the Company or any Associated Company (or in respect of paragraph 3.2(d), 3.2(e) and 3.2(g)) against the Company's directors, officers, agents or employees or any directors, officers, agents or employees of any Associated Company (and therefore could bring proceedings) before an Employment Tribunal in respect of:

         (a) any complaint for unfair dismissal under the Employment Rights Act 1996; and/or

         (b) any complaint for unpaid wages, and any deductions from wages under S.13-14 of the Employment Rights Act 1996; and/or

         (c) any entitlement to a claim for a redundancy payment under the Employment Rights Act 1996; and/or

         (d) any complaint concerning discrimination under the Sex Discrimination Act 1975 and/or Equal Treatment Directive; and/or

         (e) any complaint concerning discrimination under the Race Relations Act 1976; and/or

         (f) any claim under the Equal Pay Act 1970 as amended, the Equal Pay Directive and/or Article 119 or the Treaty of Rome; and/or

         (g) any complaint concerning discrimination under the Disability Discrimination Act 1995; and/or

         (h)      any complaint under the Working Time Regulations 1998; and/or

         (i) any complaint under Part V of the Employment Rights Act 1996 including any complaint regarding the protection from suffering a detriment in employment in relation to health and safety, Sunday working for shop and betting workers, working time, trustees of occupational pension schemes, employee representatives, the right to time off work for study or training, protected disclosures, or leave for family and domestic reasons.

4. I agree and warrant to the Company that the claims and prospective claims listed above and in Schedule 1 are all of the claims and prospective claims that I believe I have against the Company or any Associated Company or their directors, officers, agents and employees arising out of or in connection with my employment or its termination. I confirm that I am giving this warranty having taken legal advice on the effect that signing this agreement will have on my ability to pursue any rights I may have before an Employment Tribunal. The Company enters into this Agreement in reliance upon the warranties given by me above. In the event that I bring

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         proceedings under the provisions listed in paragraph 3.2 or Schedule 1 relating to my employment or its termination or do not discontinue or withdraw any such proceedings already commenced against the Company or any Associated Company or their directors, officers, agents and employees, I agree that I will repay one half of the Settlement Payment to the Company on demand and that sum will be recoverable as a debt.

5. In accordance with our understanding of current tax withholding requirements the Settlement Payment will be paid without deduction of income tax. Any income tax or National Insurance contributions on the Settlement Payment will be for my own account. To the extent that the Company comes under any obligation to make any further payment of income tax or National Insurance contributions, interest, costs or penalties in respect of the Settlement Payment I shall reimburse the Company immediately upon receipt of written confirmation from the Company that such sum has been paid and was properly due.

6. I confirm that I have returned all material and / or property belonging to the Company including but not limited to all books, documents, papers (including copies), materials, credit cards, keys and other property of, or relating to the business of, the Company in good condition as are in my possession which are or were last under my power or control.

7. I and the Company agree that, save and except as required by law and, in my case, to my legal adviser and / or spouse , I and the Company shall not use or divulge to any person, firm or company the terms of this settlement which I and the Company shall treat as confidential, nor shall I or the Company make, or cause to be made (directly or indirectly), any derogatory or critical comments or statements (whether orally or in writing) about, in my case the Company or any Associated Company or their directors, officers, agents or employees, or in your case, me PROVIDED THAT I shall use my best endeavours to ensure that any such legal adviser and / or spouse shall keep the said terms confidential.

8. The Company agrees to release me from the restrictive covenant at Clause 13 of the Employment Agreement.

9. I confirm and acknowledge that following the termination of my employment I remain bound by my duty of confidentiality to the Company and any other parts of my employment contract that are expressed to apply or do apply after the Termination Date with the exclusion of the restrictive covenants contained in Clause 13 of the Employment Agreement . Accordingly, I undertake that I will not at any time following the termination of my employment, without the consent in writing of the Company, directly or indirectly make use of or divulge to any person, firm or company any secret or confidential information of or concerning the Company or any Associated Company which shall have come to my knowledge during the course of my employment. Confidential information shall include, but not be limited to:

         (a)      pricing of products and services;

         (b)      unpublished financial information regarding;

         (c)      information regarding product development plans;

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         (d)      acquisition plans;

         (e)      supplier and / or customer lists; and

         (f)      confidential information on personnel.

10. I warrant that I have received independent advice from a relevant independent adviser (whose name and address are set out below) in relation to the claims and any complaints that I may have against the Company or any Associated Company or your directors, officers, agents or employees or any directors, officers, agents or employees of any Associated Company and as to the terms and effect of this letter and in particular the fact that I will not be able to pursue any complaint of the type described in paragraph 3 above which I may have against the Company or any Associated Company before an Employment Tribunal.

11. I, having been advised by my said relevant independent adviser, and the Company, agree that this is a Compromise Agreement and that all of the conditions under Sections 203 Employment Rights Act 1996, S.77.(4) Sex Discrimination Act 1975 (as amended), S.72 Race Relations Act 1976,
         S.9. Disability Discrimination Act 1995, Regulation 35 Working Time Regulations 1998, S.288(2B) of the Trade Union (Consolidation) Act 1992, S.49(4) of the National Minimum Wage Act 1998 regulating the terms of this Compromise Agreement have been satisfied and I will ensure that the independent advisor provides to the Company a letter in the agreed form, as set out at Schedule 2, to confirm the same

12. The Company have agreed to pay up to the sum of (pound)250 plus VAT in respect of the advice from my said relevant independent legal adviser in connection with this Compromise Agreement upon receipt of an invoice addressed to myself but marked payable by the Company following completion of this Agreement.

13. The Company will grant to me the following share options under the Company's 2001 Share Option Plan ("the Plan"):-

         100,000 options at the price of $0.20
         250,000 options at the price of $0.27
         50,000 at $0.40.

         Such options shall vest on the date of signature of this Agreement by both parties and shall be exercisable for a period of 60 months from the Termination Date. Save as set out in this paragraph I shall have no further rights under the Plan.

14. I agree that following the Termination Date I will not hold myself out as being connected to or employed by the Company or any Associated Company.

15. In the event that I commit or have committed a serious breach of my employment contract or this Compromise Agreement which is discovered by the Company following the completion of this

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         Agreement which would have entitled the Company to terminate my employment without notice on or before the Termination Date then the Company will have the right to terminate any of its obligations under clause 13 of this Compromise Agreement with immediate effect. The Company confirms that as of the date hereof it is not aware of any breach or alleged breach committed by me which would allow them to invoke the provisions of the above. In further consideration of my agreeing to enter into this Compromise Agreement, the Company and any Associated Company and their directors, officers, agents or employees agree:

15.1 to waive any claim they may have against me arising from my employment or its termination including but not limited as a result of any previously on-going investigations into my conduct during my employment; and

15.2 not to institute any proceedings against me in respect of any matter not contained in this Compromise Agreement including but not limited to the allegations previously made against me by the Company. For the avoidance of doubt, it is accepted by the parties that the only ongoing obligations and rights of action each party shall have to the other shall be those arising under this Compromise Agreement.

16. I agree that I shall indemnify and hold the Company harmless against all tax, National Insurance, related penalties or interest charges arising out of or in connection with the making of any of the payments (or any part thereof) or the provision of any of the benefits (or part thereof) under this Agreement. In addition, if I bring any claims in breach of paragraphs 3.1, 3.2 or my warranties under paragraph 4 I agree to indemnify the Company against all and any legal costs that the Company incur in defending such claims on an indemnity basis.

17. Notwithstanding the Contracts (Rights of Third Parties) Act 1999, the parties agree that this agreement may be varied by the written consent of both parties.

18. The parties hereby declare that no term of this agreement is intended by the parties to confer a benefit on any Third Party (as defined by the Contracts (Rights of Third Parties) Act 1999), nor is it intended to be enforceable by any Third Party save, in each case, an Associated Company. The provisions of the said Act are hereby excluded.

18.1 I confirm and warrant that I shall not without your consent pursue any claims as a third party against the parties with whom the Company contracted to provide benefits to me under the terms of this agreement or any subsequent amendment thereto or otherwise.

18.2 I will use my best endeavours to procure that any third parties deriving any benefit from any contractual relationship between us will not bring any claims against the Company as a result of the Contracts (Rights of Third Parties) Act 1999 and I confirm and warrant that I will fully indemnify the Company to the extent that any such claims are made including legal costs on an indemnity basis.


19. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes all and any prior understandings, undertakings and promises between

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         them, whether oral or in writing, which have been given or may be implied from anything written or said in negotiations between the parties or their representatives prior to this Agreement.

20. If any paragraph or part of a paragraph of this Agreement and Schedules shall be, or be found by any authority or court of competent jurisdiction to be, invalid or unenforceable, such invalidity or unenforceability shall not affect the other paragraphs or parts of such paragraphs of this Agreement and Schedules, all of which shall remain in full force and effect.

21. The terms of this agreement shall be governed by and construed in all respects in accordance with English law and the parties agree to submit to the non-exclusive jurisdiction of the English Courts as regards any claim or matter arising in respect thereof.

22. A company is an "Associated Company" if it is a subsidiary of the Company or a holding company of the Company of which the Company is a wholly owned subsidiary or a subsidiary of such a holding company. The words "subsidiary" and "holding company" shall have the meanings attributed to them in Section 736 of the Companies Act 1985.

23. This Compromise Agreement although marked "without prejudice" will become final and binding only when signed by both parties and when the relevant independent adviser has signed the certificate.

I should be grateful if the Company would agree to the above terms by signing and returning the enclosed copy letter which has also been signed by my relevant independent adviser.

                                                       Yours faithfully,

SIGNED (but not delivered
until the date hereof) as a DEED )
by the said David Craven in the  )
presence of:-                    )

WITNESS
_______

         NAME:

         ADDRESS:

         OCCUPATION:

The above terms are agreed.

Signed

For and on behalf of
WORLD GAMING PLC
Who by signing this Agreement confirms that he/she has the express authority of the Company and its Board of Directors to bind the Company to the terms hereof

Dated this ____ day of ________________ 2003

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                                   SCHEDULE 1

(Claims and Prospective claims which are being waived under the terms of this Agreement)

(a)      any complaint under the National Minimum Wage Act 1998; and /or

(b) any complaint under the Part Time Workers (Prevention of Less Favourable Treatment) Regulations 2000 including any complaint of less favourable treatment or being subjected to any detriment; and/or

(c) any complaint under the Transnational Information and Consultation of Employees Regulations 1999 including any complaint regarding the contravention, or alleged contravention, of Regulation 27 (Right to time off) or Regulation 32 (Right not to suffer any detriment) of; and/or

(d) any complaint arising out of the contravention, or alleged contravention, of S. 68 (Right not to suffer deduction of unauthorised subscriptions) S. 86 (Right to be exempt from or object to contributing to a political fund) S.137 (Right not to be refused employment on grounds relating to Union membership) S.138 (Right not to be refused the service of an Employment Agency on grounds relating to Union membership) S.146 (Right not to be subjected to any detriment on grounds relating to Union membership or activities) S.168 (Right to time off for carrying out Trade Union duties) S.169 (Right to paid time off for carrying out Trade Union duties) or S.170 (Right to time off for trade union activities) S.188 (Right to be consulted in redundancy situations) of the Trade Union and Labour Relations Consolidation) Act 1992; and/or

(e) any complaint under S.8 of the Employment Rights Act 1996 including any complaint regarding the right to an itemised pay statement; and/or

(f) any complaint under S.15 of the Employment Rights Act 1996 including any complaint regarding the right not to have to make payments to the employer; and/or

(g) any complaint under S18 of the Employment Rights Act 1996 including any complaint regarding the limits on amount and time of deductions made by the employer of a worker in retail employment; and/or

(h) any complaint under S.20 and S.21 of the Employment Rights Act 1996 including any complaint regarding the limit on amount of payments to an employer of a worker in retail employment ; and/or

(i) any complaint under S.28 of the Employment Rights Act 1996 including any complaint regarding the right to a guarantee payment; and/or

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(j)      any complaint under S.92 of the Employment Rights Act 1996 including any complaint regarding the right to a written statement of reasons for dismissal; and/or

(k) any complaint under Part VI of the Employment Rights Act 1996 including any complaint regarding the right to time off work for public duties, to look for work or arrange training, for ante-natal care, for dependants, for pension scheme trustees, for employee representatives, or for a young person for study or training; and/or

(l) any complaint under Part VII of the Employment Rights Act 1996 including any complaint regarding suspension from work on medical or maternity grounds; and/or

(m) any complaint under Part VIII of the Employment Rights Act 1996 including any complaint regarding a redundancy dismissal during maternity leave; and/or

(n) any complaint under the Fixed Term Employees (Prevention of Less Favourable Treatment) Regulations 2002, including any complaint of less favourable treatment or being subjected to any detriment; and/or

(o) any other complaint to an Employment Tribunal referred to under Section 18(1) of the Employment Tribunals Act 1996 (other than a complaint referred to in paragraph 3.2 of this Agreement or in this Schedule 1) where but for a valid Compromise Agreement or Compromise Contract any contracting out would be void.

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                                   SCHEDULE 2

I hereby confirm the following:

1. I have given David Craven legal advice as to the terms and effects of the Compromise Agreement and in particular its effects on his ability to pursue his rights before an employment tribunal.

2. All the requirements of Sections 203 Employment Rights Act 1996, S.77.(4) Sex Discrimination Act 1975 (as amended), S.72 Race Relations Act 1976, S.9. Disability Discrimination Act 1995, Regulation 35 Working Time Regulations 1998, S.288(2B) of the Trade Union and Labour Relations (Consolidation) Act 1992 and S.49(4) of the National Minimum Wage Act 1998 have fully and properly been complied with.

3. I am, and was at the time I gave the advice referred to above a solicitor of the Supreme Court holding a current Practising Certificate.

4. There is, and was at the time I gave the advice referred to above, in force cover under a contract of insurance or an indemnity provided for members of a profession or professional bodies covering the risk of claim by David Craven in respect of loss arising in consequence of the advice I gave.

5. I am not, and have not, acted for World Gaming Plc or any Associated Company in this matter and I consider myself to be independent of World Gaming Plc or any Associated Company.

Signed

Solicitor         :       Name
                  :       Firm
                  :       Address

Dated this ____ day of ________________ 2003


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